Exhibit 10.2

[WEA International Inc. Letterhead]

August 31, 2012

VIA EMAIL AND EXPRESS MAIL

Cinram International Inc.

2255 Markham Road

Scarborough, Ontario M1B 2W3

Canada

Attn: John Bell

Email: johnbell@cinram.com

Dear Mr. Bell:

Reference is hereby made to (i) that certain International Manufacturing and PP&S Agreement dated July 1, 2010, as amended (collectively, the “International Agreement”) by and between WEA International Inc. (“WMI”) and Cinram International Inc. (“CII”), Cinram GmbH (“Cinram Germany”) and Cinram Operations UK Limited (“Cinram UK”, and together with CII and Cinram Germany, “Cinram”), (ii) International Transition Agreement dated July 1, 2010 by and between WMI and Cinram (the “Transition Agreement” and, together with the International Agreement, the “Agreements”), and (iii) a letter dated June 22, 2012 (the “Termination Letter”) to Cinram from WMI by which WMI terminated the International Agreement effective immediately in accordance with the terms of the International Agreement and notified Cinram that the Transition Agreement applied. Capitalized terms used and not defined herein have the meanings assigned to them in the Agreements.

1. Reinstatement of the Agreements. Subject to the terms and conditions of this letter agreement, WMI and Cinram agree to reinstate the International Agreement effective as of June 22, 2012. As a consequence, WMI hereby rescinds the Termination Letter; provided that such rescission shall only become effective upon the satisfaction of the following condition: the sale of substantially all of the assets (the “Sale Transaction”) used in the core businesses carried on by CII and its affiliates in North America (including pre-recorded media replication and distribution) to Cinram Group, Inc. (formerly Cinram Acquisition, Inc.) (“CGI”) pursuant to the Asset Purchase Agreement dated June 22, 2012 (the “APA”) shall have been consummated on or before September 14, 2012.

Notwithstanding the foregoing reinstatement, if the acquisition of Cinram’s European Business (as defined in the APA) pursuant to the Offer (as defined in the APA) by CGI (the “European Acquisition”) shall not have been consummated by December 31, 2012, WMI shall be entitled to terminate the International Agreement effective as of January 1, 2013. Cinram shall notify WMI in writing upon the completion of the European Acquisition.

As a condition to and consequence of rescinding the Termination Letter, WMI and Cinram agree that the Transition Agreement shall no longer be operative at this time and shall be deemed not to have been applicable to the period from June 22, 2012 until the reinstatement of the International Agreement as provided herein. WMI and Cinram further agree that, as a condition to and consequence of rescinding the Termination Letter, WMI waives its right to terminate the International Agreement based on the specific Termination Events set forth in the Termination Letter. WMI and Cinram agree that, upon reinstatement of the Agreements, the Agreements shall be amended to remove CII as a counterparty thereto.

2. Consent to Change of Control. Subject to the terms and conditions of this letter agreement, WMI (a) consents to the Change of Control of Cinram Germany and Cinram UK pursuant to the European Acquisition, (b) acknowledges and agrees that neither the European Acquisition (including the sale of the shares of the parent entity of Cinram Germany and Cinram UK) nor the Change of Control resulting thereby will constitute a breach, default or Termination Event under the terms of the Agreements and (c) waives any right of termination of the Agreements as a result of such Change of Control.

3. Guaranty. Upon the closing of the European Acquisition, and thereafter for so long as either of the Agreements remain in effect, CGI agrees to (a) guarantee the performance of Cinram Germany and Cinram UK under the Agreements, and (b) ensure that Cinram Germany and Cinram UK have sufficient capital and resources to perform their obligations under the Agreements.

Sincerely,

WEA INTERNATIONAL INC.

By:	/s/ Trent N. Tappe
Name:	Trent N. Tappe
Title:	Assistant Secretary

Accepted and Agreed:

CINRAM INTERNATIONAL INC.

By:	/s/ John H. Bell
Name:	John H. Bell
Title:	Chief Financial Officer

CINRAM GMBH

By:	/s/ Dieter Lubberich
Name:	Dieter Lubberich
Title:	Director Finishing & Distribution

By:	/s/ Stefan Haarhaus
Name:	Stefan Haarhaus
Title:	Director Supply Chain Manufacturing

CINRAM GROUP, INC.

By:	/s/ John H. Bell
Name:	John H. Bell
Title:	Chief Financial Officer

CINRAM OPERATIONS UK LIMITED

By:	/s/ Neil Ballantine
Name:	Neil Ballantine
Title:	EVP, Managing Director Europe

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